Exhibit 10.3

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

KEITH E. HARVEY

AGREEMENT made as of the 2nd day of January 2003, by and between UNITED CO-OPERATIVE BANK, a banking corporation chartered under the Laws of the Commonwealth of Massachusetts and having a principal place of business in West Springfield, Massachusetts (hereinafter called the “Corporation”) and Keith E. Harvey of West Springfield, Massachusetts (hereinafter called the “Employee”).

WHEREAS, the Employee is a valued employee of the Corporation;

WHEREAS, it is anticipated that the Employee will render valuable services to the Corporation in the future;

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties hereto as follows:

1.	Employment

The Employee agrees to use his best efforts on behalf of the Corporation and to perform all the work required by the Corporation promptly and to the best of his ability while he is in the employ of the Corporation. The Employee agrees that, during the period of his employment, he will not have any other business affiliations without the specific approval of the Board of Directors of the Corporation.

2.	Compensation After Retirement

A. The Corporation agrees that, if the Employee is employed by the Corporation upon the date the Employee becomes age sixty-five (65), the Employee may retire from the Corporation as of the first day of the next month following his sixty-fifth (65) birthday and receive a benefit set forth in Section 2 (B). The Corporation further agrees that if the Employee chooses to retire at some point in time after attaining the age of sixty-five (65), the Employee will have the option of receiving the same benefit set forth in Section 2 (B) beginning at age sixty-five (65).

B. Commencing upon such date of the Employee’s retirement or upon the date of his first payment hereunder, whichever comes first, the Corporation will pay the Employee supplemental compensation for his services rendered prior to his first payment date. The annual amount of this supplemental compensation shall be sixty percent (60%) of his highest three (3) years average base salary reduced by (i) his annual benefit on a single life income basis from the Corporation’s defined benefit plan, (ii) his annual benefit on a single life income basis as calculated by the plan actuary from the Corporation’s contribution and earnings thereon from the Corporation’s 401(k) plan, (iii) the annual benefit on a single life income basis resulting from participation in a qualified plan with prior employers (total employer contributions as of the date of termination of his employment with prior employer(s) plus all imputed earnings thereon) and (iv) one half of his primary Social Security benefit. The parties agree that the annual benefit under (iii) above shall be determined as shown on Exhibit B attached hereto and made a part hereof.

The benefit payable hereunder shall be paid on a monthly basis for a period of one hundred eighty (180) months from the date of the first payment or for the life of the Employee, whichever is longer. In the event the Employee dies after receiving the first payment hereunder and prior to receiving all of the payments due him under Section 2 or Section 3, the remaining payments shall be made as they become due to the beneficiary designated by the Employee on Exhibit A attached hereto and made a part hereof. In the absence or default of a designated or contingent beneficiary, such payments shall be made to the Employee’s estate.

3.	Compensation Upon Early Retirement

The Corporation agrees that, if the Employee is employed by the Corporation upon the date the Employee becomes age sixty-two (62), he may retire from the employment of the Corporation at any time after the first day of the next month following his sixty-second (62nd) birthday and receive a benefit hereunder. However, retirement before the date of his sixty-fifth (65th) birthday will result in a reduction of the benefit provided in Section 2 (B) hereof. The early retirement benefit shall be determined by multiplying the benefit determined in Section 2 (B) by the appropriate percentage in the following table (or a pro rata portion thereof if part of a year is involved):

Attained Age	Percentage of Age 67 Benefit Payable
62	79%
63	86%
64	93%
65 or later	100%

Said early retirement supplemental compensation shall be payable monthly in accordance with the above schedule and for the period of time established in Section 2 (B) hereof commencing at the date of his early retirement.

4.	Death Benefit Before First Payment Date

Corporation contemplates funding its obligations under this agreement by purchasing a so-called “split dollar” Flexible Premium Adjustable Life policy (the “Insurance Policy”) on the life of the Employee from Security Life of Denver Insurance Company (the “Insurer”). If the Employee dies (other than by suicide within two (2) years from the date of this Agreement) while employed by the Corporation and prior to his attainment of age sixty-five (65), the beneficiary, who shall be named by the Corporation with the

Employee’s consent (hereinafter called the Employee’s Beneficiary), designated in writing and filed with the Insurer shall be entitled to receive in a lump sum that portion of the proceeds of the Insurance Policy that exceeds the amount paid to the Corporation. The Corporation agrees to use its best efforts to purchase and keep in force an Insurance Policy that will pay a lump sum death benefit of at least $600,000 to the Employee’s Beneficiary at any time prior to the first payment date under this Agreement. It is agreed between the Parties that, in the event that no policy is issued or that the Insurer does not, for any reason, meet its obligations under the Insurance Policy to provide a death benefit before the first payment date, the Corporation will pay supplemental compensation as provided in Sections 2, 3 or 5 of this Agreement to the beneficiary designated in Exhibit A attached hereto. Performance of this obligation will relieve the Corporation from any other liability in connection herewith. It is further agreed that if the Employee exercises his option to retire before the attainment of his sixty-fifth (65th) birthday as provided in Section 4 and has received the first payment as provided in Sections 2 or 3, the Corporation reserves the right to name the Corporation as the sole beneficiary of the Insurance Policy.

5.	Disability

A.	If the Employee becomes totally and permanently disabled prior to termination of his employment with the Corporation and prior to his attainment of age sixty-five (65), and his disability continues for more than six (6) months, the Corporation shall have the right, upon giving written notice by registered or certified mail to Employee’s last known address, to terminate the Employee’s employment hereunder as of the date specified in such notice, but not sooner than thirty (30) days after the date when the notice is sent.

B.	Upon termination of his employment under the terms of Paragraph A of this Section 5, the Employee shall be entitled to 1) have any supplemental compensation to which the Employee would otherwise be entitled under the terms of Sections 2 or 3 of this Agreement paid to him monthly for one hundred eighty (180) months or life whichever is longer, beginning no sooner than age sixty-two (62) years or 2) if the Employee dies before the first payment date, the provisions of Section 4 will apply.

C.	For purposes of this Section 5, a determination by the insurance company that administers the Corporation’s long term disability plan that the Employee is totally and permanently disabled and that such disability has continued for a period of more than six (6) months shall be conclusive.

6.	Optional Forms of Payment

Whenever a benefit is payable under Section 2 (B), Section 3 or Section 5 (B) of this Agreement, with the consent of the Corporation, the Employee may elect prior to the calendar year in which payments are to begin an optional form of payment which shall be the actuarial equivalent of the said payments and which shall be any optional form which is provided the Employee under the terms of the Corporation’s qualified pension plan, except that if the Employee shall elect a lump sum payment under this Agreement, the Corporation may require that such payment shall be made over a period of up to five (5) years with an equal proportionate part of said sum paid each year with the unpaid principal balance to be credited with interest compounded annually at six percent (6%) to be paid at the payment of the next installment.

7.	Termination of Employment

If the employment of the Employee with the Corporation terminates for any reason whatsoever except as a result of retirement under Section 2 or Section 3 or a disability under Section 5 hereof, no supplemental compensation shall be paid under the terms of this Agreement and this Agreement shall be considered terminated and without recourse to either party. In the event that the Employee is indebted to the Corporation at any time while he is entitled to receive benefits hereunder, the Corporation shall have a right of offset against those benefits as they become due to the extent of any such indebtedness.

8.	Restrictive Covenant

As long as the Employee is receiving any supplemental compensation hereunder, he shall not, without the written consent of the Corporation, become an officer, director, employee or agent of any bank in the six states comprising the New England area, which, in the opinion of the Board of Directors of the Corporation, is in competition with the business of the Corporation; provided, however, that nothing in this Agreement shall prohibit the Employee from owning stock or other securities of a bank competitor in amounts which are not substantial. The Board of Directors of the Corporation shall be the sole judge regarding whether or not the business of any such bank in which the Employee may own stock or securities is in competition with the business of the Corporation and regarding whether or not the Employee’s ownership of any such stock or securities of such a competitive business is substantial.

9.	Right to Discharge

Nothing contained in this Agreement shall be construed to be a contract of employment for any term and the Corporation reserves the right to discharge or lay off the Employee with or without cause at any time. In the event of any such discharge or layoff the Employee shall have no rights hereunder and the Agreement shall be null and of no further effect.

10.	Assignment

Neither the Employee, his spouse, his heirs nor his designated beneficiary shall have the right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Corporation shall have no further liability hereunder.

11.	Right to Other Benefits

Nothing contained in this Agreement shall in any way affect or interfere with the right of the Employee to share or participate in the retirement plan of the Corporation or any profit-sharing, bonus or similar plan in which he may be entitled to share or participate as an employee of the Corporation.

12.	Arbitration

Any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be settled by arbitration in accordance with the rules then obtaining the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Any arbitration hearing shall take place in West Springfield, Massachusetts. Each party shall be responsible for its own costs related to the arbitration and the parties shall bear the cost of the arbitration itself equally.

13.	Benefits and Amendment

This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties and shall not be modified or amended except by a writing signed by both parties.

14.	State Law

This Agreement shall be subject to and construed under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal in Town of West Springfield, Commonwealth of Massachusetts.

/s/ Diane P. Wilson	/s/ Keith E. Harvey
Witness	Keith E. Harvey, Employee

/s/ Diane P. Wilson	/s/ Donald F. X. Lynch
Witness	By:	Donald F. X. Lynch
Executive Vice President

EXHIBIT A

I, Keith E. Harvey, Employee under a certain Executive supplemental Compensation Agreement with UNITED CO-OPERATIVE BANK dated January 2, 2003 hereby designate the beneficiary named below as my designated beneficiary to receive any supplemental compensation benefits that may be payable after my death under said Agreement.

Dated: 3/12/03

Designated Beneficiary: Terri G. Harvey

Contingent Beneficiary:

/s/ Diane P. Wilson	/s/ Keith E. Harvey
Witness	Keith E. Harvey, Employee

Acknowledged:
UNITED CO-OPERATIVE BANK

/s/ Diane P. Wilson	By:	/s/ Donald F. X. Lynch
Witness

EXHIBIT B

The Corporation hereby agrees that, and the Employee hereby agrees that the annual benefit on a single life basis resulting from the Employee’s participation in qualified plans of prior employers of the Employee is determined to be:

$5,621.00

This Exhibit shall be attached to and form a part of Executive Supplemental Compensation Agreement dated January 2, 2003 by and between United Co-operative Bank and Keith E. Harvey.

/s/ Diane P. Wilson	/s/ Keith E. Harvey
Witness	Keith E. Harvey, Employee

Acknowledged:
UNITED CO-OPERATIVE BANK

/s/ Diane P. Wilson	By:	/s/ Donald F. X. Lynch
Witness

Harvey

01/02/03